Exhibit 10.13
FORM OF
ASSIGNMENT OF DRILLING RIGHTS
     This ASSIGNMENT OF DRILLING RIGHTS is entered into as of ___, 200___by and between NGAS Partners ___Drilling Program, a Kentucky general partnership (the “Program”), and Daugherty Petroleum, Inc., a Kentucky corporation (“DPI”).
RECITALS
     A. DPI has organized NGAS Partners ___, Ltd., a Kentucky limited partnership (the “Partnership”), to invest, through the Program, in a portfolio of natural gas development wells (“Project Wells”) to be drilled by DPI on drilling sites located in the southern portion of the Appalachian basin (the “Project Areas”).
     B. The Partnership is being capitalized through a private placement of a minimum of ___ units of general and limited partner interests (“Units”) at a subscription price of $  per Unit for $___and a maximum of ___ Units for $___(the “Private Placement”), on the terms described in a Private Placement Memorandum of the Partnership dated ___ 200___(the “PPM”).
     C. The Program is being capitalized under the terms of a partnership agreement of even date herewith between DPI and the Partnership (the “Program Agreement”), providing for the Partnership’s contribution of subscription proceeds from each incremental closing of Units in the Private Placement (each, a “Closing”), and for DPI’s proportionate contribution of $___ for each Unit issued at that Closing, representing ___% of total Program capital for Project Wells.
     D. The Program has engaged DPI to drill and operate the Project Wells under the terms of a joint drilling and operating agreement of even date herewith (the “Project JOA”), providing for DPI to use its best efforts to drill all of the Project Wells to total depth by the end of ___ 200___and to install production lines and associated compression and dehydration equipment for connecting completed Project Wells to its existing gathering systems as expeditiously as possible, based on projected drilling and completion costs (the “AFEs”) to be specified by DPI for each Project Well under the terms of the Project JOA.
     E. The Project JOA provides for the Program’s participation in the Project Wells on a “cost-plus” 30% basis, entitling DPI to payments from the Program in an amount equal to 130% of the AFEs attributable to the Programs working interests in the Project Wells (the “Program Position”), which will be subject to proportionate reduction for Project Wells in Leatherwood upon exercise of third-party participation rights under the farmout covering DPI’s interests in that Project Area (the “Participating Interests”).
     F. The parties desire to enter into this Assignment of Drilling and Operating Rights (the “Agreement”) to provide for DPI’s assignment to the Program of drilling and operating rights on the drilling sites designated and to be designated herein, depending on the number of Units sold in the Private Placement (the “Prospects”).
     Accordingly, in consideration of their mutual promises and intending to be legally bound, the parties hereby agree as follows:
AGREEMENT
     1. Construction and Definitions. Unless otherwise expressly provided herein, all references to Recitals, Sections and Schedules refer to recitals, sections and schedules of this Agreement. As used in this Agreement, the following terms have the respective meanings set forth below:
     “AFE” stands for “authorization for expenditure” and means the projected costs for drilling and completing a Project Well and furnishing all labor, well equipment and production facilities necessary to produce the well to sales through DPI’s field-wide gathering systems.

     “Agreement” means this Assignment of Drilling Rights, as amended and or supplemented from time to time.
     “Closing” has the meaning set forth in Recital C.
     “DPI” means Daugherty Petroleum, Inc., a Kentucky corporation, and its successors and assigns.
     “DPI Position” means the working interest of DPI in Project Wells drilled in the Project Areas, as established under the Program Agreement and as adjusted for Participating Interests, for AFE variances under the True-Up Account to be maintained hereunder and for the reversionary interest of DPI in each Project Area after Payout under the terms of the Program Agreement.
     “Participating Interests” has the meaning set forth in Recital E.
     “Partnership Position” means the working interest of the Partnership in Project Wells drilled in the Project Areas, as established under the Program Agreement and as adjusted for Participating Interests, for AFE variances under the True-Up Account to be maintained hereunder and for the reversionary interest of DPI in each Project Area after Payout under the terms of the Program Agreement.
     “Partnership” means a NGAS Partners ___, Ltd., a Kentucky limited partnership, and its successors and assigns.
     “Payout” means the point when each holder of Units has received cumulative distributions from the Partnership aggregating 110% of the Unit subscription price or $  per Unit.
     “Private Placement,” “PPM” and “Units” have the respective meanings set forth in Recital B.
     “Program” means a NGAS Partners ___Drilling Program, a Kentucky general partnership, and its successors and assigns.
     “Program Agreement” has the meaning set forth in Recital C.
     “Program Position” has the meaning set forth in Recital E.
     “Project Areas” and “Project Wells” have the respective meanings set forth in Recital A.
     “Project JOA” has the meaning set forth in Recital D.
     “Prospects” has the meanings set forth in Recital F.
     “True-Up Account” has the meaning set forth in Section 2.
     The term “working interest” means an interest in an oil and gas leasehold or well entitling the holder to receive a specified percentage of the sale proceeds from oil or gas produced from the leasehold or well and obligating the holder to bear a specified percentage of the costs of development, operation and production, including the operating costs and expenses attributable to the underlying royalty and overriding royalty interests.
     1. Assignment of Drilling Rights.
          (a) Initial Assignment. DPI hereby assigns and conveys to the Program, on the terms and conditions of this Agreement, all of its right, title and interest in and to the Program Position in the specific Prospects identified in Schedule A, representing the right to participate as a working interest owner of the Project Wells drilled thereon, at the working interest percentages attributable to the Program Position in the specified Prospects, and the Program hereby assumes the obligations of DPI as a working interest owner of the Program Position in those Project Wells under the Project JOA.

          (b) Incremental Assignments. At any incremental Closing after the date hereof, DPI shall contemporaneously assign and convey to the Program, on the terms and conditions of this Agreement, of all its right, title and interest in and to the Program Position in the Prospects to be identified by supplement to Schedule A, representing the right to participate as a working interest owner of the Project Wells drilled thereon, at the working interest percentages attributable to the Program Position in the specified Prospects, and the Program hereby assumes the obligations of DPI as a working interest owner of the Program Position in those Project Wells under the Project JOA.
          (c) Prospect Selection. By its acceptance of the assignments hereunder, the Program acknowledges that DPI will have broad discretion on the selection of the Prospect locations within the Project Areas and the timing of their selection, based on a variety of criteria that may include potential spacing requirements on available Prospects, timely approval of permits by state agencies, updated review of the latest geological and geophysical data from its recent drilling initiatives in or near the Project Areas and any drilling commitments under oil and gas leases or farmouts covering the Project Areas.
          (d) Participating Interests. By its acceptance of the assignments hereunder, the Program acknowledges that the owners of any Participating Interests will be entitled to all the right, title and interest attributable thereto under the leases and farmouts for certain Project Areas, subject to their proportionate share of all drilling and completion costs and operating expenses attributable thereto.
          (e) Royalty Interests. By its acceptance of the assignments hereunder, the Program acknowledges that the Prospects are subject to the terms and conditions of the Project JOA and the oil and gas leases or farmouts covering the Project Areas, including all mineral, royalty and overriding royalty interests provided therein.
     2. True-Up Account. DPI will maintain an account hereunder (the “True-Up Account”), reflecting a credit for the Partnership’s proportionate share of any AFEs for Project Wells in excess of their actual drilling and completion costs and a debit for its share of any drilling and completion costs for Project Wells in excess of their AFEs. Any net credit balance in the True-Up Account for all Project Wells will be applied to proportionately increase the Partnership Position in the last Project Wells, with a corresponding decrease in the DPI Position in those Project Wells. Any net deficit balance in the True-Up Account for all Project Wells will be borne by DPI and applied to proportionately increase the DPI Position in the last Project Wells, with a proportionate decrease in the Partnership Position in those Project Wells. Adjustments under the True-Up Account in any Project Area will be applied on a field-wide basis to 30% of the Project Wells last drilled on the underlying Prospects. Any variation between anticipated and actual Participating Interests shall also be reflected in proportionate adjustments to the Partnership Position and the DPI Position in those Project Wells.
     3. Miscellaneous Provisions.
          (a) Notices. Any notice given under this Agreement shall be made in writing and shall be deemed to have been duly given or made if delivered personally, mailed with postage prepaid by registered or certified mail or sent by courier or facsimile to a party at its address set forth or provided below. Any notice so sent shall be deemed to have been given or delivered (a) at the time that it is personally delivered, (b) within two business days after the date deposited in the United States mail or one business day after deposit with an overnight courier if sent by mail or courier or (c) when receipt is acknowledged, if sent by facsimile. A party may change its address by giving notice in writing, stating its new address, to the other party.
     If to DPI:
Daugherty Petroleum, Inc.
120 Prosperous Place — Suite 201
Lexington, Kentucky 40509
Attention: William G. Barr III, CEO
Fax: (859) 263-4228
     If to the Program:
NGAS Partners ______ Drilling Program

c/o Daugherty Petroleum, Inc.
120 Prosperous Place — Suite 201
Lexington, Kentucky 40509
Attention: William S. Daugherty, Chairman
Fax:: (859) 263-4228
          (b) Governing Law. This Agreement shall be construed in accordance with and governed in all respects by the laws of the Commonwealth of Kentucky.
          (c) Successors in Interest. Each and all of the covenants, agreements, terms and provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective successors and assigns.
          (d) Integration. This Agreement, including the Schedule hereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection herewith.
          (e) Amendments. Any amendment or supplement to this Agreement shall be in writing and shall be signed by or on behalf of each of the parties.
          (f) Headings. The headings in this Agreement are inserted for descriptive purposes only and shall not control or alter the meaning of any provision hereof.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

NGAS Partners ______ Drilling Program

By:	Daugherty Petroleum, Inc.,
Program Manager

By:

William S. Daugherty, Chairman of the Board

Daugherty Petroleum, Inc.

By

William G. Barr III,
Chief Executive Officer

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